3993 Howard Hughes Parkway Suite 600 Las Vegas, Nevada 89169-5996

Our File Number:   60849-00001

Exhibit 5.1

March 17, 2011

Jingwei International Limited
Room 701, Building 14
Ke Ji C.Rd 2nd
Shenzhen Software Park
Nanshan District, Shenzhen
People’s Republic of China 518057

Re:           Jingwei International Limited/Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special legal counsel for Jingwei International Limited, a Nevada corporation (the “Company”), and are rendering these opinions in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to 792,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), that may be issued pursuant to the Company’s 2008 Omnibus Securities and Incentive Plan (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents and records that we deemed relevant and necessary for the basis for the opinions expressed below.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.  We have also assumed that upon issuance of any of the Shares, the total number of shares of the Company’s Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue and that each stock grant, stock option, or other security exercisable or exchangeable for a Share under the Plan has been, or will have be, duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Plan, at the time of any grant of a Share or exercise of such stock option or other security under the Plan.

Based on such examination, we are of the opinion that (i) the Shares that may be issued under the Plan are duly authorized shares of the Company’s Common Stock, and (ii) if, as and when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

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March 17, 2011 Page 2

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws).  We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale or resale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Lewis and Roca LLP LEWIS AND ROCA LLP